Effective November 1, 2018

CHARTER OF THE TECHNICAL OF THE BOARD OF DIRECTORS OF

U.S. GOLD CORP.

This Charter outlines the purpose, composition and responsibilities of the Technical Committee (the “Committee”) of the Board of Directors (the “Board”) of U.S. Gold Corp., a Nevada corporation (the “Company”).

1.	Purpose

The Committee is appointed by the Board of the Company to assist management and the Board in fulfilling its responsibilities regarding of the advancement of the Company’s project, including economic analysis, preparations for mining and such other matters as may be requested.

2.	Committee Composition and Procedures

2.1	The Board will determine annually at the first meeting of the Board after the annual meeting of shareholders whether to continue the existence of the Committee. If the existence of the Committee is continued, the Board shall appoint the members of the Committee who shall serve until the earliest of the next annual meeting of shareholders or until their successors are duly appointed or until such member resigns, retires or is removed from the Committee by the Board.

2.2	The Committee shall meet from time to time throughout the year at appropriate intervals depending on the activities of the Company. Additional meetings may occur as the Committee or its Chairman deems advisable. The Committee is governed by the rules regarding and special meetings (including meetings by conference telephone or similar communications equipment), action without meetings, notice, waiver of notice, and quorum and voting requirements as are applicable to the Board. The Committee is authorized and empowered to adopt its own rules of procedures not inconsistent with (a) any provision of this Charter, (b) any provision of the Articles of Incorporation, as amended and Amended and Restated Bylaws of the Company, or (c) the Nevada Private Corporations Chapter of the Nevada Revised Statutes, Nev. Rev. Stat. 78.

2.3	The Committee shall keep adequate minutes of its meetings, and will report its actions to the next meeting of the Board. Committee members will be furnished with copies of the minutes of each meeting and any action taken by unanimous consent.

2.4	The non-employee Chairman of the Committee shall receive a retainer of $5,000 for the period from establishment of the Committee through the date of the 2018 annual meeting of shareholders, which retainer may be varied in future years based on the Board’s assessment of the responsibilities of the Committee in any such year.

Non-employee members shall receive a fee of $100 per hour up to a maximum of $500 per day for Committee service that occurs other than at a meeting of the Committee, as may be requested from time to time by the Committee or the Company’s management, which fees may be varied in future years based on the Board’s assessment of the responsibilities of the Technical Committee in any such year.